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EXHIBIT 10(ii)      ADDENDUM TO PURCHASE AGREEMENT

            ADDENDUM TO REAL ESTATE PURCHASE AGREEMENT BY AND BETWEEN
                         OASIS INTERNATIONAL CORPORATION
                        AND SENIOR CARE INDUSTRIES, INC.
                             DATED NOVEMBER 1, 2001

The herein referenced Agreement is amended as follows:

The cash down payment shall be made post closing upon a minimum land loan being available totaling $7,250,000 under terms and conditions suitable to Buyer.

The property value at closing shall be the fair market value of the property in accordance with an appraisal obtained by Buyer.

The Property will be re-appraised a minimum of every 24 months as entitlements are received. If required, additional stock (not to exceed a total of $40 Million) shall be issued to Seller based upon the property value as appraised when the following events occur.

Valuation upon recordation of Tentative Map for the whole project Valuation upon recordation of Final Map for the whole project Valuation upon completion of infrastructure for the whole project

Sellers have the ability to significantly improve the asset value through the achievement of certain milestones that the Company might otherwise have difficulty. Buyer agrees to hire Sellers entitlement consultant and pay said consultant in cash or cash equivalent not to exceed $26,000 per month for services rendered in connection with the entitlements on the Property.

Upon closing, 1,500,000 shares of S-8 stock shall be issued to consultants of Saw Tooth Builders Inc., and 1,500,000 shares of S-8 stock shall be issued to consultants of Phillips Holding Corporation, who shall be natural persons in connection with their fee contracts for identifying and negotiating the sale transaction as well as ongoing consulting and processing.

Debt Service on the current note on the Property shall continue to be paid on the Property by Seller until Buyer obtains a land loan for the cash down payment. If the cash down payment is not made within 24 months of close, a wrap note in the amount of $7,250,000 shall be signed by Buyer wherein Buyer pays the quarterly interest payment on the property at the current level of debt, not to exceed $40,000 per quarter

Buyer to receive a credit toward purchase price of $45,295 pursuant to expenditure by Buyer of $45,295 on the August, 2000 Oasis transaction.

Closing shall occur upon Buyer authorizing issuance of 600,000 shares of U.S. West Homes Series "J" convertible preferred stock convertible 20 to 1 into common, with title transferred subsequent to close.

Agreed to and Accepted this 15th day of November, 2001:

Senior Care Industries Inc.,

By:    Craig H. Brown
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       Craig H. Brown
       Title:President

Oasis International Corporation

By: Bonnie Tippets
   ---------------------
    Bonnie Tippets
   Title: President